Exhibit 99.1

VINCE HOLDING CORP. ANNOUNCES CFO TRANSITION

Yuji Okumura Appointed Interim CFO

NEW YORK, March 12, 2025 - Vince Holding Corp., (NYSE: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, today announced that John Szczepanski is stepping down as Chief Financial Officer to pursue another opportunity, effective March 28, 2025. Yuji Okumura, VNCE’s current Vice President, Controller, will assume the role of Interim Chief Financial Officer, immediately following Mr. Szczepanski’s departure.

“On behalf of the entire team, I want to thank John for his contributions and leadership during this transformative time in Vince’s history. We wish him all the best in his future endeavors,” commented Brendan Hoffman, Chief Executive Officer of VNCE. “I have worked with Yuji previously and I have the utmost confidence in his ability to lead our accounting and finance organization and ensure a seamless transition. Yuji brings valuable experience and a deep understanding of our financial operations that will be instrumental as we enter a new chapter for the company. This internal promotion also reflects our commitment to recognizing talent within our organization and ensures strong leadership continuity.”

Mr. Okumura has nearly two decades of experience in accounting and financial reporting. He has served as the Company’s Vice President, Controller since 2020 after originally joining the organization in 2018 as its Director of Financial Reporting. Prior to Vince Holding Corp., Mr. Okumura worked for over 11 years in public accounting at KPMG US.

In addition to announcing the CFO transition, the Company today reaffirmed its previously disclosed guidance for the fourth quarter and full year fiscal 2024, as provided in the Company’s press release issued on December 10, 2024.

The Company’s actual results for the fourth quarter and full year fiscal 2024 are subject to completion of the Company’s year-end closing procedures. In addition, a triggering event has occurred in accordance with the Financial Accounting Standards Board ASC Topic 350 Intangibles-Goodwill and Other ("ASC 350") as a result of the previously announced acquisition of the majority of our common stock by a subsidiary of P180, Inc. (“P180” and such acquisition, the “P180 Transaction”). Accordingly, management is currently in the process of conducting the required analyses relating to goodwill impairment. While no conclusions have been reached, there can be no assurance that the Company will not be required to record a non-cash charge for impairment of goodwill in its financial statements as a result of the P180 Transaction, which could negatively impact the Company’s results of operations for the period in which any such impairment charge is required.

The Company expects to report fourth quarter and full year fiscal 2024 by April 25, 2025.

Forward-Looking Statements: This document contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our planned transformation program and our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to successfully manage the transition of VNCE majority ownership to P180 and to execute P180’s strategies for the Company; our ability to execute and realize the enhanced profitability expectations of our planned transformation program; our ability to maintain the license agreement with ABG Vince, a subsidiary of Authentic Brands Group; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; our ability to realize the benefits of our strategic initiatives; general economic conditions; further impairment of our goodwill; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 44 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, operated by CaaStle, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

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